Exhibit 10.16

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made this ____ day of July, 2007 by and among Challenger Powerboats, Inc., a Nevada corporation (the "Company"), RR Investment Holdings LLC, a Florida limited liability company ("RR Investment"), and Global Capital USA, Inc., a Florida corporation ("Global Capital"; RR Investment and Global Capital are collectively referred to as "Consultants" or individually as "Consultant").

RECITALS

A.

The Company is in the business of manufacturing powerboats and  desires to develop, manufacture and sell a specialized line of powerboats designed by Pininfarina Extra USA Corp. ("Pininfarina"); and

B.

The Company desires to retain the services of Consultants to introduce, negotiate and secure Pininfarina's design services for the Company, and Consultants desire to provide such consulting services to the Company.

AGREEMENT

In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.

Engagement. The Company hereby engages Consultants to introduce, negotiate and secure Pininfarina's design services for Company (the "Services"). The Company acknowledges that upon the execution by the Company and Pininfarina of an agreement relating to Pininfarina’s design services for the Company (the “Pininfarina Agreement”), Consultants shall have performed the Services required of them in their entirety and that no further action will be required of Consultants.

2.

Compensation. Consultants shall be compensated for the performance of the Services as follows:

2.1

Common Stock.

a.

Simultaneously with later of (i) the execution of this Agreement and (ii) the execution of the Pininfarina Agreement, the Company shall issue to each Consultant 1,000,000 shares of the Company's common stock, for an aggregate of 2,000,000 shares (collectively, the "Shares"). A total of 400,000 of the Shares (i.e., 200,000 Shares owned by each Consultant; the “Registered Shares”) shall be registered pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities Exchange Commission, which Registration Statement shall be filed within 30 days after the execution of this Agreement by the Company; provided that the Company shall use its best efforts to cause the Registration Statement to be effective as soon as possible after it is filed. Upon the filing of the Registration Statement, the Registered Shares shall be freely tradable. However, in no event shall either Consultant sell more than 83,333 Shares during any 30 day period within the first 12 months following the date of this Agreement (the “Gated Period”). Consultants shall not sell any of the 1,600,000 Shares that are not registered pursuant to the Registration Statement (i.e., 800,000 Shares owned by each Consultant; the “Non-Registered Shares”) during the Gated Period. There shall be no restriction on the sale of the Shares following the Gated Period.

b.

Following the Gated Period, the Company shall use its best efforts to cooperate with Consultants in connection with the sale by Consultants of the Shares. Such cooperation shall include the prompt delivery by the Company of legal opinion letters, corporate resolutions and any other documents required by applicable law, including, without limitation, Rule 144. In addition, the Company hereby grants Consultants “piggyback” registration rights with respect to the Non-Registered Shares. Such “piggyback registration rights shall become effective immediately upon the conclusion of the Gated Period and shall be on terms customary for public companies, including the terms of any “piggyback” registration rights the Company has granted to others.

2.2

Dilution Protection. In the event the Non-Registered Shares do not constitute, in the aggregate, at least 2.1766% (i.e., the quotient of the 1,600,000 Non-Registered Shares divided by the 73,508,579 shares of common stock that will be issued and outstanding immediately following the issuance of the Shares) of the issued and outstanding shares of common stock of the Company on the one year anniversary of the date of the issuance of the Shares (after giving effect to any stock splits or reverse stock splits or similar events affecting the Shares), then the Company shall, on such one year anniversary, issue to Consultants, for no additional consideration, such number of additional Shares (the “Additional Shares”) of the Company’s common stock that, when added to the number of the Non-Registered Shares then outstanding, shall equal 2.1766% of the Company’s issued and outstanding common stock (after giving effect to the issuance of the Additional Shares). One-half of the Additional Shares shall be issued to each Consultant.

3.

Miscellaneous.

3.1

Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, by overnight delivery service, or by hand delivery  at the appropriate address set forth below or to any other address of which notice of the change is given to the parties:

To Consultants:

RR Investment Holdings LLC

Global Capital USA, Inc.

Attn:  Robert Rico

Attn:  Benjamin Shirazipour

650 West Avenue, Suite 912

7000 Island Blvd., PH#6

Miami Beach, FL 33139

Aventura, FL  33160

With copy to:

Ronald Albert, Jr., P.A.

Broad and Cassel

2 South Biscayne Blvd., Suite 2100

Miami, Florida 33131

To the Company:

Challenger Powerboats, Inc.

300 Westlink Drive

Washington, Missouri 63090

Attn:  Laurie Phillips

3.2

Relationship of Parties. The parties acknowledge that each Consultant's position under this Agreement is that of independent contractor. Consultants' services are not exclusive to the Company and Consultants shall be permitted to perform similar services for third parties. This Agreement does not create an employment, agency, partnership, franchise or joint venture relationship.

3.3

Entire Agreement. This Agreement contains the entire understanding of the parties and cannot be changed or terminated except by an instrument signed by all of the parties.

3.4

Waiver. A waiver by any party of any term or condition of this Agreement shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach.

3.5

Governing Law and Venue. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of Florida applicable to contracts entered into and performed entirely within Florida. Any action or proceeding arising from or relating to this Agreement and the Convertible Promissory Notes shall be brought in the state or federal courts in Miami-Dade County Florida, and the parties expressly consent to the jurisdiction of such courts.

3.6

Validity. If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect.

3.7

Independent Counsel. The parties acknowledge and agree that each has had the opportunity to consult independent legal counsel for the purposes of interpreting and modifying this Agreement and that each has either sought such counsel or has decided of its own free will not to consult independent counsel.

3.8

Attorneys' Fees. In any action brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party to the action or proceeding.

The parties have caused this Agreement to be duly executed and delivered as of the date and year first above written.

CHALLENGER POWERBOATS, INC.
By:
Laurie Philips
Chief Executive Officer

RR INVESTMENT HOLDINGS LLC
By:
Robert Rico
Title:

GLOBAL CAPITAL USA, INC.
By:
Benjamin Shirazipour
Title:

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